Exhibit 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

      We hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 (Registration No. 333-124746) prepared by PetroQuest Energy, Inc. (the “Company”) of information contained in our reports relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2002, 2003 and 2004. We further consent to the references to our firm included under the headings “Risks Related to Our Business, Industry and Strategy” and “Experts”.

/s/ RYDER SCOTT COMPANY, L.P.

Houston, Texas
May 19, 2005